                                                                  EXHIBIT 4.5

                       SECOND AMENDMENT TO LOAN AGREEMENT



         THIS SECOND AMENDMENT TO LOAN AGREEMENT ("Second Amendment") dated as of February 15, 1995 (the "Second Amendment Effective Date") is made and entered into by and among SMITH INTERNATIONAL, INC. (the "Borrower"), a Delaware corporation, the banking institutions (each, together with its successors and assigns, a "Bank" and collectively, the "Banks") from time to time a party to the Loan Agreement (as hereinafter defined), as amended by this Second Amendment, and TEXAS COMMERCE BANK NATIONAL ASSOCIATION ("TCB"), a national banking association, as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").


RECITALS:

         WHEREAS, the Borrower, the Banks, and the Agent are parties to a Loan Agreement dated as of March 17, 1994, as amended pursuant to that certain First Amendment to Loan Agreement dated as of June 30, 1994 (the "Loan Agreement"); and

         WHEREAS, the Borrower, the Banks, and the Agent have agreed, on the terms and conditions herein set forth, that the Loan Agreement be amended in certain respects;

         NOW, THEREFORE, IT IS AGREED:

         Section 1. Definitions. Terms used herein which are defined in the Loan Agreement shall have the same meanings when used herein unless otherwise provided herein.

         Section 2. Amendments to the Loan Agreement. On and after the Second Amendment Effective Date, the Loan Agreement shall be amended as follows:

         (a) The definitions of "Borrowing Base", "Borrowing Base Certificate", "Eligible Accounts", "Eligible Inventory", "Fixed Charge Coverage Ratio" and "Fixed Charges" set forth in Section 1.1 of the Loan Agreement are hereby deleted in their entirety.

         (b)     The definition of "Maximum Loan Available Amount" set forth in
Section 1.1 of the Loan Agreement is hereby amended to read in its entirety as follows:

                 Maximum Loan Available Amount shall mean, at any date, an amount equal to the aggregate of the Loan Commitments.
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         (c)     A new definition of "Interest Coverage Ratio" is hereby added to Section 1.1 of the Loan Agreement, reading in its entirety as follows:

                 Interest Coverage Ratio shall mean, as of any day, the ratio of (a) EBITDA for the preceding four (4) fiscal quarter period less Capital Expenditures made during such period and less Cash Taxes for such period plus or minus, as the case may be, net cash received from or paid to M-I during such period, to (b) the Interest Expense for such period.

         (d) Section 2.2(b)(v) of the Loan Agreement is hereby amended to read in its entirety as follows:

                          (v) The Borrower will pay to the Agent at the
                 Principal Office for the account of each Bank a letter of credit fee with respect to each Letter of Credit equal to the greater of (i) $500 or (ii) three-fourths percent (3/4%) per annum on the face amount of such Letter of Credit (pro rated for Letters of Credit having terms of less than or, to the extent permitted hereunder, longer than one (1) year), such fee to be due and payable in advance on the date of the issuance thereof. Promptly after receiving any payment in respect of letter of credit fees referred to in this clause
                 (v), the Agent will pay to Banks, pro rata in accordance with their respective Loan Commitments, a fee of five-eighths percent (5/8%) percent per annum on the face amount of such Letter of Credit (the remaining one-eighths percent (1/8%) per annum on the face amount of such Letter of Credit to be retained by the issuer or co-issuers of the applicable Letter of Credit, pro rata in accordance with their respective shares thereof).

         (e) Section 2.4(a) of the Loan Agreement is hereby amended to read in its entirety as follows:

                          (a) The Borrower shall pay to the Agent for the account of each Bank commitment fees for the period from the Effective Date to and including the Termination Date at a rate per annum equal to 3/8 of 1%. Such commitment fees shall be computed (on the basis of the actual number of days elapsed in a year composed of 360 days) on each day and shall be based on the excess of (x) the aggregate amount of each Bank's Loan Commitment for such day over (y) the sum of (i) the aggregate unpaid principal balance of such Bank's Note on such day plus
                 (ii) the aggregate Letter of Credit Liabilities as to such Bank for such day. Accrued commitment fees through each Quarterly Date prior to the Termination Date shall be payable on the third (3rd) Business Day after such Quarterly Date.
                 Any accrued and unpaid commitment fees shall be due and payable on the Termination Date.





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         (f)     Section 3.2(b) of the Loan Agreement is hereby amended to read in its entirety as follows:

                 (b) INTENTIONALLY LEFT BLANK

         (g) Section 5.2 of the Loan Agreement is hereby amended to read in its entirety as follows:

                 5.2 All Loans and Letters of Credit. The obligation of each Bank to make any Loan to be made by it hereunder or to issue or participate in any Letter of Credit is subject to (a) the accuracy, in all material respects, on the date of such Loan or such issuance (except to the extent such representation or warranty expressly relates to an earlier date) of all representations and warranties of the Borrower and any other Party contained in this Agreement and the other Loan Documents; (b) to the performance by the Borrower and each other Party of its respective obligations under the Loan Documents, and (c) the Agent shall have received the following, all of which shall be duly executed and in Proper Form: (1) a Request for Extension of Credit as to the Loan or the Letter of Credit, as the case may be, no later than 11:00 a.m. Houston time on the Business Day on which such Request for Extension of Credit must be given under Section 4.3 hereof, (2) in the case of a Letter of Credit, an Application, and (3) such other documents as the Agent or any Bank may reasonably require;
         (d) prior to the making of such Loan or the issuance of such Letter of Credit, no fact or condition shall have arisen which has a Material Adverse Effect; (e) no Default or Event of Default shall have occurred and be continuing; (f) the making of such Loan or the issuance of such Letter of Credit shall not be illegal or prohibited by any Legal Requirement, and (g) the Borrower shall have paid all fees and expenses of the type described in Section 11.3 hereof and all other fees, which are owed to the Agent or any other Bank under the Loan Documents and accrued and unpaid through the date of such Loan or such issuance.

         (h) Section 7.2 of the Loan Agreement is hereby amended to read in its entirety as follows:

                 7.2 Financial Statements and Information. Furnish to the Agent three copies of each of the following: (a) as soon as available and in any event within 120 days after the end of each fiscal year of the applicable Person, beginning with the fiscal year 1993, audited Annual Financial Statements of the Borrower and its Subsidiaries; (b) as soon as available and in any event within 120 days after the end of each fiscal year of the applicable Person, beginning with the fiscal year 1994, an unaudited consolidating Annual Financial Statement of the Borrower and its Subsidiaries (including M-I Drilling Fluids, L.L.C.) and the related statements of income and retained earnings and cash flow for the period then ended, prepared in conformity with GAAP consistently applied; (c) as soon as available and in any event within 60 days after the end of each fiscal quarter of each fiscal year of the applicable Person, Quarterly Financial Statements of the





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
         Borrower and its Subsidiaries; (d) concurrently with the financial statements provided for in Subsections 7.2(a), (b) and (c) hereof, such schedules, computations and other information, in reasonable detail, as may be required by the Agent to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified and signed by the president, chief financial officer, treasurer or assistant treasurer of the Borrower (or other authorized officer approved by the Agent) as correct and complete and, commencing with the quarterly financial statement prepared as of March 31, 1994, a compliance certificate ("Compliance Certificate") in the form of Exhibit E hereto, duly executed by such authorized officer; (e) by December 31 of each year, the financial projections of income and cash flow of the Borrower for the next calendar year, and (f) such other information relating to the condition (financial or otherwise), operations, prospects or business of any of the Borrower, any of its Subsidiaries or either of the Guarantors as from time to time may be reasonably requested by the Agent. Each delivery of a financial statement pursuant to this
         Section 7.2 shall constitute a republication of the representations contained in Section 6.2.

         (i) Section 7.3 of the Loan Agreement is hereby amended to read in its entirety as follows:

                 7.3 Financial Tests. The Borrower (on a consolidated basis but excluding M-I) will have and maintain:

                          (a) Current Ratio - a Current Ratio of not less than 1.50 to 1.00 at all times.

                          (b) Debt to Total Capitalization Ratio - a Debt to Total Capitalization Ratio of not greater than (1) 40% for the period commencing on the Effective Date through and including March 31, 1995 and (2) 35% at all times thereafter.

                          (c) Interest Coverage Ratio - an Interest Coverage Ratio of not less than 2.00 to 1.00 at all times.

                          (d) Tangible Net Worth - Tangible Net Worth of not less than (1) for the period commencing on the Effective Date through and including March 31, 1994, $150,000,000 and
                 (2) for each fiscal quarter thereafter the minimum Tangible Net Worth required during the immediately preceding fiscal quarter plus 50% of the Net Income (if positive) of the Borrower for the immediately preceding fiscal quarter plus 100% of any increase in Tangible Net Worth during such fiscal quarter resulting from any merger, sale or issuance of common stock.

         (j) Section 11.5 of the Loan Agreement is hereby amended to read in its entirety as follows:





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                 11.5     Amendments, Etc.  No amendment or modification of
         this Agreement, the Notes or any other Loan Document shall in any event be effective against the Borrower unless the same shall be agreed or consented to in writing by the Borrower. No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by the Borrower therefrom, shall in any event be effective against the Banks unless the same shall be agreed or consented to in writing by the Majority Banks, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Bank affected thereby, do any of the following: (a) increase any Loan Commitment of any of the Banks or subject the Banks to any additional obligations; (b) reduce the principal of, or interest on, any Loan, Reimbursement Obligation or fee hereunder; (c) postpone or extend the Maturity Date, the Termination Date, the Loan Availability Period or any scheduled date fixed for any payment of principal of, or interest on, any Loan, any Reimbursement Obligation or any fee hereunder or waive any Event of Default described in Section 9.1(a) hereof; (d) change the percentage of any of the Loan Commitments or of the aggregate unpaid principal amount of any of the Loans and Letter of Credit Liabilities, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Agreement; (e) change any provision contained in Sections 2.2(c), 7.9, 11.3 or 11.4 hereof or this Section 11.5, or (f) release the liability of either Guarantor under either Guaranty. Notwithstanding anything in this Section 11.5 to the contrary, no amendment, modification, waiver or consent shall be made with respect to Section 10 without the consent of the Agent to the extent it affects the Agent.

         (k)     The definition of "Eurodollar Margin Percentage" set forth in
Schedule 1 to the Loan Agreement is hereby amended to read in its entirety as follows:

                 Eurodollar Margin Percentage means, with respect to any Loan:

                 (a) on any day prior to the first adjustment after February 15, 1995 pursuant to clause (b) of this definition, the Eurodollar Margin Percentage for any day shall be 1.25% per annum.

                 (b) the Eurodollar Margin Percentage for any day shall be the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Debt to Total Capitalization Ratio as of the last day of each March, June, September and December (beginning with the fiscal quarter ending on December 31, 1994) calculated by the Agent as soon as practicable after receipt by the Agent of all required Current Information (provided, however, that if the Eurodollar Margin Percentage is increased as a result of the reported Debt to Total Capitalization Ratio, such increase shall be retroactive to the date that Borrower was obligated to deliver the Current Information to the Agent pursuant to the terms of the Loan Agreement and





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
         provided further, however, that if the Eurodollar Margin Percentage is decreased as a result of the reported Debt to Total Capitalization Ratio, and the Current Information is delivered to the Agent not more than ten (10) calendar days after the date required to be delivered pursuant to the terms of the Loan Agreement, such decrease shall be retroactive to the date that Borrower was obligated to deliver the Current Information to the Agent pursuant to the terms of the Loan Agreement):

                                                              Eurodollar
                 Debt to Total Capitalization Ratio        Margin Percentage
                 ----------------------------------        -----------------

                 Greater than 35%                               1.25%

                 Greater than 30% but less
                   than or equal to 35%                         1.00%

                 Greater than 25% but less
                   than or equal to 30%                         0.875%

                 Greater than 20% but less
                   than or equal to 25%                         0.75%

                 Less than or equal to 20%                      0.625%


         (l) The definition of "Interest Period" set forth in Schedule 1 to the Loan Agreement is hereby amended to read in its entirety as follows:

                 Interest Period means, for each Eurodollar Rate Borrowing, a period commencing on the date such Eurodollar Rate Borrowing began and ending on the numerically corresponding day which is, subject to availability, 1, 2, 3 or 6 months (or any other designated period up to a maximum of 6 months) thereafter, as Borrower shall elect in accordance herewith; provided, (v) any Interest Period with respect to a Eurodollar Rate Borrowing which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day, unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day; (w) any Interest Period with respect to a Eurodollar Rate Borrowing which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) and which is designated to end 1, 2, 3, 4, 5 or 6 months after the beginning date shall end on the last Eurodollar Business Day of the appropriate calendar month; (x) no Interest Period shall ever extend beyond the Maturity Date; and (y) Interest Periods shall be selected by Borrower in such a





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         manner that the Interest Period with respect to any portion of the
         Loans which shall become due shall not extend beyond such Maturity
         Date.

         (m) Exhibit A to the Loan Agreement is hereby amended to be identical to Exhibit A attached hereto.

         (n) Exhibit B to the Loan Agreement is hereby amended to be identical to Exhibit B attached hereto.

         (o) Exhibit E to the Loan Agreement is hereby amended to be identical to Exhibit C attached hereto.

         Section 3. Limitations. The amendments set forth herein are limited precisely as written and shall not be deemed to (a) be a consent to, or waiver or modification of, any other term or condition of the Loan Agreement or any of the other Loan Documents, or (b) except as expressly set forth herein, prejudice any right or rights which the Banks may now have or may have in the future under or in connection with the Loan Agreement, the Loan Documents or any of the other documents referred to therein. Except as expressly modified hereby or by express written amendments thereof, the terms and provisions of the Loan Agreement, the Notes, and any other Loan Documents or any other documents or instruments executed in connection with any of the foregoing are and shall remain in full force and effect. In the event of a conflict between this Second Amendment and any of the foregoing documents, the terms of this Second Amendment shall be controlling.

         Section 4. Payment of Expenses. The Borrower agrees, whether or not the transactions hereby contemplated shall be consummated, to reimburse and save the Agent and the Bank(s) harmless from and against liability for the payment of all reasonable substantiated out-of-pocket costs and expenses arising in connection with the preparation, execution, delivery and enforcement of, or the preservation of any rights under this Second Amendment, including, without limitation, the reasonable fees and expenses of any local or other counsel for the Agent, and all stamp taxes (including interest and penalties, if any), recording taxes and fees, filing taxes and fees, and other similar charges which may be payable in respect of, or in respect of any modification of, the Loan Agreement and the other Loan Documents. The provisions of this Section shall survive the termination of the Loan Agreement and the repayment of the Loans.

         Section 5. Governing Law. This Second Amendment and the rights and obligations of the parties hereunder and under the Loan Agreement shall be construed in accordance with and be governed by the laws of the State of Texas and the United States of America.

         Section 6. Descriptive Headings, etc. The descriptive headings of the several Sections of this Second Amendment are inserted for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.





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
         Section 7. Entire Agreement. This Second Amendment and the documents referred to herein represent the entire understanding of the parties hereto regarding the subject matter hereof and supersede all prior and contemporaneous oral and written agreements of the parties hereto with respect to the subject matter hereof, including, without limitation, any commitment letters regarding the transactions contemplated by this Second Amendment.

         Section 8. Counterparts. This Second Amendment may be executed in any number of counterparts and by different parties on separate counterparts and all of such counterparts shall together constitute one and the same instrument. Complete sets of counterparts shall be lodged with the Borrower and the Agent.

         Section 9. Amended Definitions. As used in the Loan Agreement (including all Exhibits thereto) and all other instruments and documents executed in connection therewith, on and subsequent to the Second Amendment Effective Date the term (i) "Agreement" shall mean the Loan Agreement as amended by this Second Amendment, and (ii) references to any and all other Loan Documents shall mean such documents as amended as contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their respective duly authorized offices as of the date first above written.

            NOTICE PURSUANT TO TEX. BUS. & COMM. CODE Section 26.02


         THIS SECOND AMENDMENT AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES BEFORE OR SUBSTANTIALLY CONTEMPORANEOUSLY WITH THE EXECUTION HEREOF TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT AND REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                                     SMITH INTERNATIONAL, INC.



                                     By: /s/ JOHN KORNANY      TRACY M. WELCH
                                         ------------------------------------
                                     Name: John Kornany        Tracy M. Welch
                                     Title: Vice President   Assistant Treasurer







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                                      TEXAS COMMERCE BANK NATIONAL
                                        ASSOCIATION, as the Agent and as a Bank


                                      By: /s/ LEONARD H. PATON
                                          -----------------------------------
                                      Name: Leonard H. Paton
                                      Title: Senior Vice President





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                                        THE BANK OF CALIFORNIA, N.A.


                                        By: /s/ THOMAS H. TEGART
                                            --------------------------------
                                        Name: Thomas H. Tegart
                                        Title: Vice President





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
                                        DEN NORSKE BANK AS


                                        By: /s/ NELVIN FARSTAD
                                           -----------------------------------
                                        Name: Nelvin Farstad
                                        Title: Vice President


                                        By: /s/ FRAN MEYERS
                                            -----------------------------------
                                        Name: Fran Meyers
                                        Title: Vice President





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                                        FIRST INTERSTATE BANK OF TEXAS, N.A.


                                        By: /s/ FRANK W. SCHAGEMAN
                                           -----------------------------------
                                        Name: Frank W. Schageman
                                        Title: Assistant Vice President





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                                        CORESTATES BANK, N.A.


                                        By: /s/
                                            -----------------------------------
                                        Name:__________________________________
                                        Title:_________________________________





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
                                        ARAB BANKING CORPORATION (B.S.C.)


                                        By: /s/ STEPHEN A. PLAUCHE
                                            -----------------------------------
                                        Name: Stephen A. Plauche
                                        Title: Vice President





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
        The undersigned acknowledge and consent to the execution of the foregoing Second Amendment.


                                         SMITH INTERNATIONAL ACQUISITION
                                         CORP.


                                         By: /s/ TRACY M. WELCH
                                             ---------------------------------
                                         Name: Tracy M. Welch
                                         Title: Assistant Treasurer



                                         SII MEGADIAMOND, INC.


                                         By: /s/ TRACY M. WELCH
                                             ---------------------------------
                                         Name: Tracy M. Welch
                                         Title: Vice President





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